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                                                                        EX-99.13

                            CERTIFICATE OF SOLE SHAREHOLDER

                  Merrill Lynch Asset Management, Inc., the holder of
              100,000 shares of beneficial interest, par value $0.10 per share, of Merrill Lynch Retirement Reserves Money Fund (the "Money Market Fund"), a series of Merrill Lynch Retirement Series Trust, a Massachusetts business trust (the "Trust"), does hereby confirm to the Trust its representation that it purchased such shares for investment purposes, with no present intention of redeeming or reselling any portion thereof, and does further agree that if it redeems any portion of such shares prior to the amortization of the Money Market Fund's organizational expenses, the proceeds thereof will be reduced by the proportionate amount that the total unamortized balance bears to the number of shares being redeemed.

                                       MERRILL LYNCH


                                       By /s/
                                          ____________________________
              Dated: January 25, 1982